Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ACHIEVES TARGET ENROLLMENT IN ITS PHASE 2B PIVOTAL TRIAL OF AZEDRA™
-
-Evaluating the ultra-orphan radiotherapeutic candidate in Pheochromocytoma and Paraganglioma-

Tarrytown, N.Y., December 3, 2015 –Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it has completed enrollment in its Phase 2b clinical trial of its ultra-orphan radiotherapeutic candidate Azedra™ for the treatment of malignant or recurrent pheochromocytoma and paraganglioma  in accordance with the Special Protocol Assessment (SPA) agreement with U.S. Food and Drug Administration (FDA). Progenics will allow enrollment to continue through the end of December so that patients already identified as potential candidates may have the opportunity to participate in the trial. The Company expects to report top-line data in the second half of 2016.

"Achieving the number of enrolled patients required under the SPA is a major milestone for Progenics and the Azedra program, a novel therapeutic candidate that has the potential to be the first approved therapy in the U.S. for the treatment of malignant or recurrent pheochromocytoma and paraganglioma," said Mark Baker, Chief Executive Officer of Progenics. "The trial, if positive, will provide the basis for a regulatory submission to the FDA, and we look forward to building on the impressive data reported to date as we advance Azedra as a treatment option for these very rare and life threatening tumors."

The open-label trial is designed to evaluate the efficacy and safety of the administration of two therapeutic doses of Azedra in patients with malignant relapsed/refractory pheochromocytoma or paraganglioma, ultra-orphan cancers with limited treatment options. The primary objective of the study is to determine the clinical benefit of Azedra based on the proportion of study participants with a reduction of all antihypertensive medication by at least 50% for at least six months. The SPA requires that 25% of 58 evaluable patients achieve the primary endpoint.

Azedra has received Orphan Drug, Fast Track and Breakthrough Therapy designations from the FDA.

About Azedra

Azedra™ (Ultratrace® iobenguane I-131) is a radio-therapeutic with Breakthrough Therapy Designation and FDA Fast Track status currently being studied in a phase 2b registrational trial under a Special Protocol Assessment with the U.S. Food and Drug Administration using a surrogate marker registrational endpoint.

About Pheochromocytoma and Paraganglioma

Pheochromocytomas and paragangliomas are rare neuroendocrine tumors that arise from cells of the sympathetic nervous system. When pheochromocytomas are located outside the adrenal glands, they are called paragangliomas. Standard treatment options for these tumors include surgery, palliative therapy and symptom management. Malignant and recurrent pheochromocytomas and paragangliomas may result in unresectable disease with a poor prognosis, representing a significant management challenge with very limited treatment options and no approved anti-tumor therapies.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Among the assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AZEDRA™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. The Company's PSMA-targeted product candidates for prostate cancer include two small molecule imaging agents 1404 and PyL, and two therapeutic agents PSMA ADC, an antibody drug conjugate, and 1095, a small molecule radiotherapeutic.  Progenics's first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully complete our tender offer for and integrate Exini Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics' disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®. Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com